Exhibit 99

TITAN INTERNATIONAL INC. REACHES AGREEMENT WITH UNITED STEELWORKERS

QUINCY, Ill. - February 2, 2006 - Titan International, Inc. (NYSE: TWI) has reached an agreement with the United Steelworkers in a civil RICO case that began in September 2000. The case was dismissed on Wednesday, February 1, in Springfield, Illinois.
“This disagreement started with the strike on May 1, 1998, and it has been a real fight,” said Maurice M. Taylor, Titan chairman and CEO. “There’s no question that both parties were putting a lot of passion and money into this lawsuit. Titan believed it would have been successful, just as we were successful in the shareholder derivative suit brought against Titan by law firm Milberg Weiss, Bershad, Hynes, and LeRach LLP, but during negotiations with Goodyear on their North American farm tire business, which took over 22 months, it became clear that Titan and the USW have a common goal—American jobs that pay fair wages and benefits. Titan agrees with that, but Titan believes it runs the factories, and if you pay for eight hours of work, you should get eight hours of work,” said Taylor.
“The parties also agreed that a lot of foreign tires and wheels coming into America are subsidized by foreign governments, and that working together hopefully we’ll bring this to an end. As President Bush stated in his State of the Union address: fair trade.
“The future looks bright and working with the Steelworkers, we will be a force to reckon with. I can appreciate the Steelworkers are not used to a CEO like me, but our passions for the American worker bring us together. I believe everyone will be happy that we together put the swords down and are moving on.”
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489